Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is between CREDENCE SYSTEMS CORPORATION, a Delaware corporation (the “Company”) and DAVID HOUSE, an individual (“Executive”). This Agreement shall become effective December 9, 2005 (the “Effective Time”).

1. POSITIONS AND RESPONSIBILITIES

a. Position and Term. Executive shall be employed by the Company to serve as Executive Chairman of the Company’s Board of Directors (the “Board”). Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Board. During an initial term of six (6) months, the Company and Executive contemplate that Execute shall devote approximately eight (8) hours per week to the fulfillment of his duties and responsibilities under this Agreement. Thereafter, Executive shall devote such time as Executive, in his discretion after consultation with the Board, deems necessary to fulfill his duties and responsibilities under this Agreement.

b. Other Activities. Except upon the prior written consent of the Board (which approval shall not be reasonably withheld), Executive shall not, during the term of this Agreement, engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. Notwithstanding the foregoing, Executive is currently engaged in several business activities as disclosed to the Company prior to the Effective Time and such engagement shall not constitute a violation of this Section. Executive shall comply with the Company’s Corporate Governance Policies.

c. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2. COMPENSATION AND BENEFITS

a. Base Salary. The Company shall pay Executive a salary of Eight Thousand Three Hundred Thirty Four Dollars ($8,334) per month for the initial term of six (6) months (the “Base Salary”), which amounts shall be paid to Executive in accordance with the Company’s customary payroll practices. Thereafter, the Company shall pay Executive an amount mutually agreed by the Executive and the Board. In the event Execuitve shall cease to be employed by the Company but shall remain a member of the Board, Executive shall be entitled to the compensation provided to non-employee members of the Board.

b. Benefits. Executive shall be eligible to participate in any benefits plans made generally available by the Company to employees providing equivalent hours of service, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

c. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

d. Stock Options. The Company shall recommend to the Company’s Board an initial grant of an option to purchase One Hundred Thousand (100,000) shares of the Company’s Common Stock (the “Initial Grant”), which option shall be granted and priced two (2) business days after the release of the Company’s earnings for the fourth quarter of FY2005. Thereafter, at the Company’s Annual Stockholders Meeting during each year that the Executive serves as Chairman of the Board, the Executive shall be granted an option to purchase additional shares of the Company’s Common Stock (or other equity grant in conformity with those grants made to non-employee members of the Board) equal to One Hundred Sixty-two and One Half Percent (162.5%) of the number of shares of the Company’s Common Stock (or other equity grant in conformity with those grants made to non-employee members of the Board ) granted to non-employee members of the Board (the “Annual Grant”). The Initial Grant shall vest while the Executive remains a member of the Board, over a four (4) year period in accordance with the Company’s standard practices. The Annual Grant shall vest while the Executive remains a member of the Board, in accordance with the vesting terms of the annual grants made to non-employee members of the Board. Upon the Executive’s termination of service as a member of the Board, Executive shall have twelve (12) months from the date of such termination to exercise the vested portion of his Initial Grant and each Annual Grant.

e. Staff Support. The Company shall make available to Executive a suitable office at the Company’s Milpitas, California facility and shall employ an Executive Assistant designated by Executive on a part-time basis in Milpitas, California to provide support to Executive in the fulfillment of his duties and responsibilities under this Agreement.

3. TERMINATION

a. Termination. Executive may terminate Executive’s employment with the Company at any time, for any reason or no reason at all, upon thirty (30) days’ advance written notice. The Board may terminate Executive’s employment with the Company at any time, for any reason or no reason at all, upon thirty (30) days’ advance written notice. The Company may terminate Executive’s employment for Cause at any time, without any advance notice. In the event the Board terminates Executive’s employment with the Company for any reason other than “for Cause,” or if the Executive terminates his employment “for Good Reason,” any portion of the Initial Grant and each Annual Grant contemplated in Section 2.d. of this Agreement that is unvested shall immediately become vested and fully exercisable by Executive. For purposes of this Agreement, “for Cause” shall mean: (i) Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice to Executive from the Company; (iv) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action; or (v) A breach of any fiduciary duty owed to the Company by the Executive that has a material detrimental effect on the Company’s reputation or business. For purposes of this Agreement, “for Good Reason” shall mean any of the following, without Executive’s express written consent: (i) A significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position, or responsibilities in effect immediately prior to such reduction; (ii) A substantial reduction by the Company, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction; (iii) A reduction in Executive’s Base Salary as in effect immediately prior to such reduction; (iv) The relocation of Executive to a facility or location more than twenty-five (25) miles from his current place of employment; or (v) The failure of the Company to obtain the assumption of the employment agreement by a successor.

b. Other Terminations. Executive’s employment by Company shall terminate upon any of the following: (i) the failure of the Nominating and Corporate Governance Committee of the Board to nominate Executive for another term as a member of the Board; (ii) the failure by the shareholders of the Company to elect Executive to a term of service as a member of the Board of the Company; or (iii) Executive’s removal from the Board of the Company by action of the Board. In the event of a termination under this section, Executive’s employment shall be deemed to terminate on the last day of Executive’s service as a member of the Board.

4. TERMINATION OBLIGATIONS

a. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of such work.

5. INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

a. Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Company’s standard Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

b. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for a period of twelve (12) months thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (ii) solicit or otherwise induce any person employed by the Company to terminate his or her employment (other than Executive’s Executive Assistant or the placement of a general advertisement for employment).

c. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for

Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

6. AMENDMENTS; WAIVERS; REMEDIES

a. Amendments. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

b. Section 409A. The Company and Executive agree to work together in good faith to consider either (i) amendments to this Agreement, or (ii) revisions to the Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. It is intended that this Agreement comply with Section 409A and all other applicable Internal Revenue Service guidance issued with respect to Section 409A to the extent applicable.

7. LEGAL FEES

a. Payment of Legal Fees. The Company agrees to directly pay Executive’s reasonable legal fees associated with entering into this Agreement up to Ten Thousand Dollars ($10,000) upon receiving invoices for such services. In the event of a dispute relating to any provision of this Agreement following the Effective Time, the Company will reimburse Executive’s fees and expenses, including reasonable attorneys’ fees, in connection with such dispute, provided Executive prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation.

8. ASSIGNMENT; BINDING EFFECT

a. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

9. NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five (5) business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Credence Systems Corporation

Attn: Chief Executive Officer

1421 California Circle

Milpitas, CA 95035

Executive’s Notice Address:

David House

13340 Old Oak Way

Saratoga, CA 95070

10. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11. TAXES

All amounts paid under this Agreement (including without limitation Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement shall survive the termination of employment and the termination of this Agreement.

15. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

16. AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

17. ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information and Inventions Agreement, and the Stock Plan and Stock Option Agreement of the Company). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

18. EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on December 9, 2005.

CREDENCE SYSTEMS CORPORATION:		DAVID HOUSE:

By:	/s/ David A. Ranhoff	/s/ David House
David Ranhoff
President and Chief Executive Officer